Exhibit 99.1

WESTAR ENERGY AGREES TO SELL INTERESTS IN PROTECTION ONE

Kansas utility nears completion of debt reduction and restructuring plan.

TOPEKA, Kan., Dec. 23, 2003 — Westar Energy, Inc. (NYSE:WR) today announced that it has entered into a definitive agreement to sell its approximately 88% equity interest in Protection One, Inc. and to transfer its rights and obligations as the lender under its Protection One senior credit facility to one or more entities formed by Quadrangle Capital Partners LP and Quadrangle Master Funding Ltd. (such entity or entities, collectively, “Quadrangle”). The sale, expected to be completed during the first quarter of 2004, is subject to customary conditions precedent to closing, including approval from the Kansas Corporation Commission.

Protection One is one of the largest providers of monitored security services in the United States, serving more than 1 million residential and commercial customers. It has operations in more than 60 branch offices and multiple call centers, employing a staff of approximately 2,300 people.

Westar Energy expects to use the net cash proceeds from the transaction to reduce debt and strengthen its balance sheet. In total, this transaction, together with the proceeds Westar

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Energy expects to receive from its investment in Protection One senior bonds (face value $26.6 million), is expected to reduce Westar Energy’s debt by more than $500 million, which includes:

•	$120 million in cash, payable at closing;

•	Up to an additional $39.2 million of post-closing cash proceeds that are contingent upon future tax payments and recoveries on the securities being acquired by Quadrangle. Such contingent payments depend upon post-closing facts and circumstances and may not materialize or may not be paid for a significant period beyond closing;

•	De-consolidation of approximately $305 million of Protection One’s public debt currently consolidated on Westar Energy’s books; and

•	Generation of a tax loss the company expects to use to offset other taxable income. The total amount and timing of this benefit will depend on post-closing circumstances.

“This transaction is consistent with our debt reduction and restructuring plan and provides our customers, investors and employees further clarity as to our strategy of being a pure Kansas electric utility,” said Mark Ruelle, Westar Energy chief financial officer.

Lehman Brothers advised Westar Energy on the transaction.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and provides electric service to about 654,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

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Quadrangle Group LLC oversees Quadrangle Capital Partners LP, a private equity fund that specializes in the media and communications industries, and Quadrangle Master Funding Ltd., which invests in financially troubled companies across industry groups. Quadrangle Group was founded in March 2000 by former Managing Directors of Lazard Frères & Co. LLC. Visit www.quadranglegroup.com for additional information.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals, as well as the realization of payments or benefits in the future based on events not in our control. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.